Exhibit 99.1

ENGlobal Reports Second Quarter 2018 Results

HOUSTON, TX, August 9, 2018 (GLOBE NEWSWIRE) — ENGlobal (NASDAQ: ENG), a leading provider of engineering and automation services, today announced results for the second quarter ended June 30, 2018.

ENGlobal reported a net loss of $1.0 million for the second quarter of 2018 as compared to a $0.9 million net loss reported for the prior year period. Net loss per diluted share was $0.04 and $0.03 for the second quarter just ended and for the second quarter of 2017, respectively.

Adjusted for non-recurring costs, the Company posted a net loss of $0.3 million for the second quarter of 2018, as compared to a net loss of $0.9 million for the second quarter of 2017. During the second quarter of 2018, the Company settled two litigation matters, representing all outstanding litigation, and retained an investment banking firm. The non-recurring costs incurred during the quarter associated with these actions of approximately $0.7 million were recorded as $0.3 million in SG&A and $0.4 million in Other Expense.

Revenue decreased by $2.1 million to $13.9 million for the three months ended June 30, 2018 from $16.0 million for the three months ended July 1, 2017 while gross profit margins increased to 16.2% for the quarter ended June 30, 2018 as compared to 15.7% for the quarter ended July 1, 2017.

Management’s Assessment

Mark Hess, ENGlobal’s Chief Financial Officer stated: “Our revenue decline on a quarter over quarter basis is primarily due to a couple of large projects that were completed last year, including the Caspian Pipeline Consortium project, and a reduction in procurement activities in our Automation segment. The decline was partially offset by revenue resulting from our focus on engineered modular solutions, which produced slightly higher margins. Our SG&A for the quarter, adjusted for a one-time cost, was $2.6 million, or a $10.4 million annual run rate, which is the lowest SG&A level we have had in many years.”

Mr. Hess continued: “As expected, with the shift from a pure staffing business model to that of providing more turnkey systems, we have seen a shift in our working capital from cash to other components. We expect this shift to continue in the near term as the volume of turnkey execution increases. However, our overall working capital at the end of the quarter was $15.0 million, which we feel is sufficient to provide for our near-term growth.”

William A. Coskey, P.E., Chairman and CEO of ENGlobal added: “I am encouraged by the increase in volume of engineered modular systems that we have produced thus far this year and I expect that ENGlobal’s strategy of delivering these systems with turnkey execution will continue to become a larger part of our business going forward. We expect that long-term financial improvement can be realized as a result of increasing project scope which serves to better leverage our resources. Our management is focused on eight well-defined areas of modular project execution, which we are excited about and believe have excellent potential for growing our Business.”

Mr. Coskey continued: “We have positioned ourselves as a vertically integrated supplier and are proud to offer our heritage of engineering and design capabilities combined with modular fabrication and automation expertise. This combination of skills, together with our complete project support services, is a unique enhancement to our historical operation and a strategy that is appealing to our clientele. Based on recent trends, I continue to believe that we will see an inflection point and improved financial metrics in future quarters.”

The following is a summary of the income statement for the three months ended June 30, 2018 and July 1, 2017:

(amounts in thousands)	Three months ended June 30, 2018	Three months ended July 1, 2017
Revenue	$13,872	$15,966
Gross Profit	2,253	2,513
General & Administrative Expenses	2,869	3,057
Operating Loss	(616)	(544)
Net loss	(992)	(895)

The following table presents certain balance sheet items as of June 30, 2018 and December 30, 2017:

(amounts in thousands)	As of June 30, 2018	As of December 30, 2017
Cash	$5,444	$9,648
Working capital	15,019	16,846

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three and six months ended June 30, 2018 and July 1, 2017:

(amounts in thousands)	Three months ended June 30, 2018				Three Months ended July 1, 2017
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	(Loss)	Revenue	Revenue	Margin	(Loss)

Engineering & Construction	$6,652	48.0%	20.0%	$799	$10,018	62.7%	14.1%	$309
Automation	7,220	52.0%	12.8%	260	5,948	37.3%	16.7%	1,008
Consolidated	$13,872	100.0%	16.2%	$(616)	$15,966	100.0%	15.7%	$(544)

(amounts in thousands)	Six months ended June 30, 2018				Six Months ended July 1, 2017
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	(Loss)	Revenue	Revenue	Margin	(Loss)

Engineering & Construction	$11,747	43.4%	14.9%	$789	$11,577	40.7%	11.5%	$234
Automation	15,312	56.6%	12.5%	552	16,863	59.3%	17.3%	1,505
Consolidated	$27,059	100.0%	13.5%	$(1,786)	$28,440	100.0%	14.9%	$(2,218)

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 is expected to be filed with the Securities and Exchange Commission reflecting these results by the end of the day on Thursday, August 9, 2018.

About ENGlobal

ENGlobal (Nasdaq: ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, integration and implementation of process distributed control and analyzer systems, advanced automated data gathering systems and information technology. Within the Automation segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. The Engineering segment provides multi-disciplined engineering services relating to the development, management and execution of projects requiring professional engineering and related project management services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to identify, evaluate, and complete any strategic alternative; (2) the impact of the announcement of the review of strategic alternatives on our business, including our financial and operating results, or our employees, suppliers and customers; (3) the effect of economic downturns and the volatility and level of oil and natural gas prices; (4) our ability to retain existing customers and attract new customers; (5) our ability to accurately estimate the overall risks, revenue or costs on a contract; (6) the risk of providing services in excess of original project scope without having an approved change order; (7) our ability to execute our plan to enter into the modular solutions market and to execute our updated business growth strategy to position the Company as a leading provider of higher value industrial automation and Industrial Internet of Things services to its customer base; (8) our ability to attract and retain key professional personnel; (9) our ability to fund our operations and grow our business utilizing cash on hand, internally generated funds and other working capital; (10) our ability to obtain additional financing, including pursuant to a new credit facility, when needed: (11) our dependence on one or a few customers; (12) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks; (13) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (14) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (15) the risk of unexpected liability claims or poor safety performance; (16) our ability to identify, consummate and integrate potential acquisitions; (17) our reliance on third-party subcontractors and equipment manufacturers; (18) our ability to continue satisfy the continued listing standards of NASDAQ with respect to our common stock or to cure any continued listing standard deficiency with respect thereto; and (19) the effect of changes in laws and regulations, including U.S. tax laws, with which the Company must comply and the associated cost of compliance with such laws and regulations. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Contact:

Mark Hess

Phone: 281-878-1040

E-mail: IR@ENGlobal.com